Exhibit 10.28

AMERICAN PACIFIC CORPORATION

2008 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT (PERFORMANCE UNIT) AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted Performance Units of the Company (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit (Performance Unit) Award (the “Notice”), the American Pacific Corporation 2008 Stock Incentive Plan (the “Plan”), as amended from time to time, and the Restricted Stock Unit (Performance Unit) Award Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Date of Award:

Performance Period Commencement Date:

Total Number of Performance Units Awarded:	Return on Capital Employed Goal for the [performance period]:

Subject to the other limitations set forth in this Notice, the Plan and the Agreement, the Performance Units will vest and become payable in cash following the earlier of (i) the last day of the second fiscal year following the Performance Period Commencement Date (two fiscal year performance period), provided that the Return on Capital Employed Goal as set forth above has been met (“Normal Vesting”), or (ii) the date of an Acceleration Event (“Accelerated Vesting”), Vesting shall be accelerated and the Return on Capital Employed Goal will be deemed to have been met regardless of the Company’s actual performance upon (a) the Grantee’s termination of Continuous Service due to (i) an involuntary termination by the Company of the Grantee’s Continuous Service for a reason other than Cause, or (ii) a voluntary termination by the Grantee for Good Reason, or (b) notwithstanding the provisions of Section 11 of the Plan, the occurrence of a Corporate Transaction or Change in Control, each an “Acceleration Event”.

The Performance Units shall remain effective during any leave of absence authorized by the Company; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Grantee’s Continuous Service shall be deemed to terminate on the first date following such six-month period and (b) the Grantee will forfeit the Performance Units, unless such termination of Continuous Service occurs as a result of any of the events described in (ii) in the preceding paragraph. An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government).

For purposes of this Agreement, “Good Reason” shall mean any of the following events occurring without the Grantee’s consent: (i) a material reduction in the Grantee’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the sale of a majority of the Company’s shares shall constitute a material reduction in job responsibilities; (ii) relocation by the Company or an affiliate of the Company, as appropriate, of the Grantee’s work site to a facility or location more than fifty (50) miles from the Grantee’s principal work site for the Company; or (iii) a material reduction in the Grantee’s then-current base salary by at least twenty percent (20%), provided that an across-the-board reduction in the salary level of other employees in positions similar to the Grantee’s by a similar percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; provided, that the Grantee’s Termination of Continuous Service shall be considered for “Good Reason” only if (i) the Grantee provides written notice to the Company of the Good Reason within fifteen (15) days of the initial occurrence of the event constituting Good Reason; (ii) provides the Company with a period of thirty (30) days to cure the event constituting Good Reason; (iii) the Company fails to cure the Good Reason within that period; and (iv) the Grantee has a Termination of Continuous Service within thirty (30) days of the expiration of such cure period.

In the event of the Grantee’s change in status from Employee to any other status of Director or Consultant, and the Performance Units have not vested by means of Normal Vesting or Accelerated Vesting, the Performance Units shall be forfeited. Except as provided otherwise above, in the event the Grantee’s Continuous Service is terminated for any reason, including retiremen4 voluntary departure without reason, death or Disability, any Performance Units held by the Grantee immediately following such termination of Continuous Service shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the Performance Units and shall have all rights and interest in or related thereto without further action by the Grantee.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan and the Agreement.

American Pacific Corporation,
a Delaware corporation

By:
Title:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE UNITS SHALL BECOME PAYABLE, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS A WARD OR ACQUIRING PERFORMANCE UNITS HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT NOR THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S

CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 7 of the Agreement. The Grantee further agrees to the venue selection in accordance with Section 8 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated:	Signed:

AMERICAN PACIFIC CORPORATION

2008 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT (PERFORMANCE UNIT) AWARD

1. Issuance of Performance Units. American Pacific Corporation, a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit (Performance Unit) Award (the “Notice”), the Total Number of Performance Units Awarded set forth in the Notice (the “Performance Units’’), subject to the Notice, this Restricted Stock Unit (Performance Unit) Award Agreement (the “Agreement”) and the terms and provisions of the Company’s 2008 Stock Incentive Plan (the “Plan”), as amended from time to time, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

2. Transfer Restrictions. The Performance Units issued to the Grantee hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Grantee other than by will or by the laws of descent and distribution in the event that a Performance Unit has become vested but has not been paid prior to the Grantee’s death. Any attempt to transfer Performance Units in violation of this Section 2 will be null and void and will be disregarded.

3. Payment of Performance Units.

(a) General. Upon occurrence of Normal Vesting, the Performance Units will be paid in cash within sixty (60) days following the date such Performance Units become payable. Upon the occurrence of Accelerated Vesting, the Performance Units will be paid in cash within thirty (30) days of the Acceleration Event.

(b) Payment Amount. The Payment Amount with respect to any Performance Units shall equal the number of such Performance Units multiplied by the closing price of one share of the Company’s Common Stock as of the date such Performance Unit became vested under the terms of the Notice.

(c) Delay of Payment of Award. Notwithstanding the foregoing provisions of this Section 3, the Company shall have the authority to delay the payment of Performance Units under this Section 3 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of Common Stock to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issued on the first business day following the expiration of such six (6) month period.

4. Taxes.

(a) Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or payment of the Performance Units. The Company and its Related Entities do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Performance Unit Withholding. The Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from the amount of the Award payment that would otherwise be payable to such Grantee under Section 3, the amount sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Grantee acknowledges that the amount withheld from the Award payment may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Performance Units described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises, the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) due to the Grantee by the Company.

5. Entire Agreement: Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

6. Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

7. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

8. Venue. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for the District of Nevada -Las Vegas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Nevada state court in the County of Clark) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If anyone or more provisions of this Section 12 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

9. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

10. Amendment to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance as the Company deems appropriate or advisable.

END OF AGREEMENT

EXHIBIT A

RETURN ON CAPITAL EMPLOYED “ROCE” CRITERIA

“Return on Capital Employed” or “ROCE” is the ratio of “Adjusted Net Income” over “Capital Employed” as determined by the Administrator in its reasonable discretion for the Performance Period with respect to any Performance Unit. ROCE shall be computed on a consolidated basis for the Company.

The “Performance Period” with respect to any Performance Unit is (i) the two-year period ending on the last day of the fiscal year following the Performance Period Commencement Date.

“Adjusted Net Income” is the average of net income of the Company for each of the two fiscal years in the Performance Period, adjusted (i) to exclude interest expense and other financing related costs, net of tax, and (ii) to take into account other adjustments consistent with the definition of Adjusted EBITDA as applied for the Annual Incentive Compensation Plan, (e.g. remediation charges).

“Capital Employed” is the average assets less current liabilities of the Company over the Performance Period, excluding (a) cash, (b) assets and current liabilities associated with financing activities (e.g. debt issue costs, accrued interest, loans payable, and similar items), and (c) deferred tax assets or current liabilities associated with items of Accumulated Other Comprehensive Income (Loss) on the Company’s balance sheet.